Exhibit 10.10

Maplebear Inc. (DBA “Instacart”)

50 Beale Street

San Francisco, CA 94105

Fidji Simo

December 7, 2022

Dear Fidji,

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto wish to enter into this letter agreement in order to confirm the terms of your continued employment with Maplebear Inc. (the “Company” or “Instacart”) as its Chief Executive Officer, which commenced as of August 2, 2021 (the “Employment Start Date”). As Chief Executive Officer, you will report to the Company’s Board of Directors (the “Board”). You will have responsibility for Company operations and future strategy, as well as the authority to make decisions concerning the selection, discipline and compensation of Company employees, other than a Chairperson reporting directly to the Board, and you shall perform such other duties and responsibilities as reasonably assigned by the Board. All employees of the Company, other than a Chairperson reporting directly to the Board, will report to you or your designee. Following are other terms and conditions of your employment as the Company’s Chief Executive Officer. For clarity, all references in this offer letter agreement to your “employment with the Company” are expressly intended to refer to your employment in the capacity as the Company’s Chief Executive Officer.

1. Base Salary. Your salary will be paid at the rate of Five Hundred Thousand Dollars ($500,000) per year, which will be paid in accordance with the Company’s normal payroll procedures and subject to applicable payroll withholdings and deductions (“Base Salary”). As an exempt salaried employee, you will be expected to work the Company’s normal business hours and additional hours as required by the nature of your work assignments, and you will not be entitled to overtime compensation. During the period of your employment with the Company, the Board (or authorized committee thereof) shall review your Base Salary no less frequently than annually and may, in its sole discretion, increase, but not decrease, your Base Salary unless the reduction occurs as a result of an across-the-board reduction in base salaries for all management-level employees of the Company by an average percentage not less than the percentage reduction of your base salary as commensurate with decreases in other executive leadership salaries necessitated by legitimate business needs.

2. Retention Bonus. In addition to the Base Salary, you will be eligible to earn a cash bonus in the aggregate amount of Two Million and One Hundred Thousand Dollars ($2,100,000), subject to applicable withholdings and deductions (the “Retention Bonus”). You will be eligible to receive the Retention Bonus in three equal cash installments of Seven Hundred Thousand Dollars ($700,000). The Company advanced you the first installment of the Retention Bonus on August 18, 2021, and you earned such first installment of the Retention Bonus when you remained continuously employed with the Company through the one-year anniversary of your Employment Start Date.

The Company advanced you the second installment of the Retention Bonus on September 2, 2022 and you will earn such second installment of the Retention Bonus if you remain continuously employed with the Company through the second anniversary of your Employment Start Date. If prior to the second anniversary of the Employment Start Date, you cease to be employed with the Company for any reason other than by (i) Involuntary Termination (as defined below) or (ii) reason of your death or Disability (as defined below), you have an obligation to and agree to repay to the Company, within thirty (30) days of your employment termination date, such second installment of the Retention Bonus, pro-rated based on the portion of the one (1) year period following the first anniversary of your Employment Start Date remaining between your employment termination date and the second anniversary of your Employment Start Date.

The Company will advance you the third installment of the Retention Bonus within sixty (60) calendar days following the second anniversary of your Employment Start Date and you will earn such third installment of the Retention Bonus if you remain continuously employed with the Company through the third anniversary of your Employment Start Date. If prior to the third anniversary of the Employment Start Date, you cease to be employed with the Company for any reason other than by (i) Involuntary Termination (as defined below) or (ii) reason of your death or Disability (as defined below), you have an obligation to and agree to repay to the Company, within thirty (30) days of your employment termination date, such third installment of the Retention Bonus, pro-rated based on the portion of the one (1) year period following the second anniversary of your Employment Start Date remaining between your employment termination date and the third anniversary of your Employment Start Date.

If you cease to be employed with the Company prior to the date on which any portion of the Retention Bonus is paid to you for any reason other than (i) by Involuntary Termination or (ii) by reason of your death or Disability, you will forfeit and have no right to any portion of the Retention Bonus that has not yet been paid to you as of such termination of employment. Upon your Involuntary Termination or your termination of employment by reason of your death or Disability prior to the second anniversary of your Employment Start Date, you will be paid any remaining portion of the Retention Bonus that you have not previously received, in a lump sum within sixty (60) calendar days following your Involuntary Termination, death or Disability, as applicable, conditioned upon your satisfaction of the Release Condition (described below).

Except as otherwise provided in this Section 2, no Retention Bonus or other cash bonus amounts paid to you to date shall be forfeited or clawed back by the Company.

3. Benefits. As a full-time, regular employee of the Company, you will be eligible for Company benefits in accordance with the Company’s applicable benefit plans and policies for similarly situated employees, subject to plan terms, generally applicable Company policies and any applicable waiting periods. Subject to Sections 1 through 5 hereof, the Company may change compensation and benefits from time to time in its discretion.

4. Annual Equity. You will be eligible to be granted annual equity incentive restricted stock units (“RSU”) awards with respect to shares of the Company’s non-voting common stock (each, an “Annual Incentive Award”). For fiscal years beginning in 2023 and continuing through (and including) 2025 the grant date value of such Annual Incentive Awards is targeted to be at least Fifteen Million Dollars ($15,000,000), provided that such grants are not guaranteed and remain subject to approval by the Board (or an authorized committee thereof) each year and your continued employment at the time of grant, subject to the acceleration provisions of Section 5(c) herein. Notwithstanding anything herein to the contrary, the target grant date value for the 2023 Annual Incentive Award will be reduced by the amount of any cash bonus opportunity (other than, for the avoidance of doubt, the Retention Bonus) that may be approved by the Board (or an authorized committee thereof) between October 1, 2022, and the grant date of the 2023 Annual Incentive Award.

For avoidance of doubt, each Annual Incentive Award shall be made approximately once every 12 months beginning in 2023 and continuing through (and including) 2025. The number of shares underlying such Annual Incentive Awards will be determined by the then-current per share valuation, either by reference to the most recent Company valuation, or, if the shares of the Company are publicly traded, the 30-trading day average closing price or such other share valuation methodology used by the Board (or an authorized committee thereof) at such time for other Company executive-level annual equity grants. Each Annual Incentive Award shall be granted on or around the time the Company grants annual equity incentives to its executive-level employees each fiscal year and will vest in substantially equal quarterly installments until it is fully vested on the first anniversary of the grant date, subject to your continued employment with the Company through such vesting date and to the terms and conditions set forth in the Company’s 2018 Equity Incentive Plan (or any other then-applicable Company equity incentive plan or award terms under which such Annual Incentive Award is granted) and the potential vesting acceleration described in Section 5 below. Each Annual Incentive award may additionally be subject to the requirement that a liquidity event occurs during your continued employment. Upon vesting, the Company will issue you the shares underlying each Annual Incentive Award on the next quarterly settlement date following the vesting date, in accordance with the Company’s standard practice. In all circumstances, shares issued to you upon vesting of an Annual Incentive Award shall be issued no later than (a) December 31 of the calendar year in which the applicable vest date occurs (that is, the last day of your taxable year in which the applicable vest date occurs), or (b) if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares issuable as a result of the applicable vest date are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d), and in either case subject to any required six (6) month or other delay if necessary to avoid adverse tax consequences to you under Section 409A, as described in Section 8 below.

In connection with your commencement of employment with the Company on the Employment Start Date, you were previously granted new hire equity awards consisting of an RSU award to be issued 752,000 shares of the Company’s non-voting common stock (the “New Hire Award”). The New Hire Award remains subject to all the terms under which such New Hire Award was granted (as evidenced in the grant award agreement for such New Hire Award) and are not impacted by this letter agreement. However, notwithstanding anything to the contrary in this letter agreement or any other agreement, you hereby acknowledge and agree that (i) 1,661,538 RSUs granted to you pursuant to that certain Restricted Stock Unit Award Notice and RSU Terms and Conditions, dated as of August 2, 2021, have been voluntarily forfeited by you and cancelled in their entirety as of May 3, 2022, and (ii) 800,000 performance-vesting RSUs granted to you pursuant to that certain Restricted Stock Unit Award Notice and RSU Terms and Conditions, dated as of August 2, 2021, have been voluntarily forfeited by you and cancelled in their entirety as of the date of this letter agreement, in each case, without any cost or charge to the Company except as set forth herein, and you have no further rights with respect to, and the Company will have no further obligations to you in respect of, such cancelled awards.

5. Severance Protections. Subject to the Release Condition (described in Section 6 below), in the event of your Involuntary Termination and/or the occurrence of such other events and conditions to the extent specified below, you will receive the following benefits:

a)

Cash Severance. A lump sum cash payment equivalent to (i) twenty-four (24) months’ (the “Severance Period”) of your base salary plus (ii) any portion of the Retention Bonus remaining due to you as described in Section 2 above, payable within five (5) business days after the effective date of the Release and in no event later than March 15 of the year following the year in which the Involuntary Termination occurs, subject to the 409A tax provisions of this offer letter described below.

b)

COBRA Premiums. If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your Involuntary Termination date, the Company shall pay directly to the health care carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the Severance Period following the date of your Involuntary Termination, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage for you and your eligible dependents in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of the COBRA Payment Period, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Paragraph, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period. Payments under this Section 5(b) shall be treated as taxable income to you to the extent, and only to the extent, they would otherwise result in the benefits received by you being treated as taxable income under Internal Revenue Code Section 105(h) or otherwise.

c)	Equity Acceleration.

i.

If either (x) your Involuntary Termination occurs outside of the CIC Period (as defined below) or (y) your employment is terminated as a result of your death or Disability (and provided that such termination due to Disability constitutes a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder), then in either case, the total number of RSUs subject to any then-unvested outstanding Annual Incentive Award will accelerate vesting in full.

ii.

If your Involuntary Termination occurs during the CIC Period, then you will receive full vesting acceleration of your then-unvested Annual Incentive Award, to the extent such awards remain outstanding and unvested. For clarity, if your Involuntary Termination occurs prior to a Change of Control, your Annual Incentive Award will remain outstanding following your Involuntary Termination as necessary to give effect to the potential vesting acceleration set forth in this Section 5(c)(ii) and Section 5(c)(iii) as applicable, which would occur contingent upon the consummation of such Change of Control.

iii.

To the extent any unvested Annual Incentive Award that you hold as of immediately prior to a Change of Control is not assumed or continued by the successor or acquiror entity (or its parent company) in such Change of Control or substituted for a similar award of the successor or acquiror entity (or its parent company), then, irrespective of whether you have incurred an Involuntary Termination, such unvested Annual Incentive Award (as applicable) shall become fully vested, subject to consummation of such Change of Control.

6. Release Condition. All of the payments and benefits in Section 5 are conditioned upon your (i) compliance with your continuing obligations to the Company (including your obligations under this offer letter agreement and the PIIA, described below), (ii) immediate resignation from service on the Board and from any and all other positions you hold with the Company, unless otherwise agreed to with the Board (or authorized committee thereof), and (iii) execution of the release agreement substantially in the form attached hereto as Exhibit A and non-revocation of the same, not later than sixty (60) calendar days following the date of your Involuntary Termination(the “Release”, and together the conditions described in (i), (ii) and (iii), the “Release Condition”). In the event of an Involuntary Termination, to the extent that the Release Condition is satisfied, any severance payments or COBRA payments payable hereunder in connection with such Involuntary Termination that are subject to Section 409A will be paid on, and any equity award acceleration that is triggered by such Involuntary Termination will be effective as of, the 60th day following such Involuntary Termination.

7. Definitions. For purposes of interpreting the terms of this offer letter (and notwithstanding any other definitions contained in any other Company documents or agreements you enter into with the Company) only:

“Cause” means: (i) your willful and unauthorized misuse of trade secrets or proprietary information of the Company (or of any parent or subsidiary of the Company), (ii) your conviction or a plea of nolo contendere to a felony, (iii) your commission of any act of fraud against the Company (or of any parent or subsidiary of the Company), (iv) your material violation of any written contract or agreement between you and the Company, or of any Company policy, or any statutory duty you owe to the Company that causes harm or is reasonably likely to cause harm to the Company, or (v) your gross negligence or willful misconduct in the performance of (or failure to conduct) your duties, provided however, in the case of (v) you are given written notice of the alleged basis for such negligence or misconduct or failure and given 30 calendar days to cure if a cure is possible.

“Change of Control” has the meaning set forth in the Plan, provided that the event qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other guidance thereunder and any state law of similar effect.

“CIC Period” means the period of time beginning six (6) months prior to, and ending twelve (12) months following, a Change of Control.

“Disability” means your physical or mental impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of twelve (12) months or more and that renders you incapable of performing the work for which you were employed by the Company or similar work offered by the Company, and shall be established (i) if you satisfy the requirements for benefits under the Company’s long-term disability plan or (ii) by the Board’s determination (or the determination of a Board committee) in writing and in good faith based on supporting documentation from a qualified physician who is mutually acceptable to you and the Company (a “Physician”). As part of this letter agreement, the Company agrees that it will not terminate your employment based upon your “Disability” until you have been unable to perform your duties (as determined by the Board or its committee based on supporting documentation from a Physician) for a period of three hundred and sixty-five (365) consecutive days and you shall be entitled, for the duration of any term of Disability of less than three hundred and sixty-five (365) consecutive days, to take and remain on medical leave (“Medical Leave Period”), provided you are unable to perform the essential functions of your job with or without an accommodation. During any Medical Leave Period, you will be entitled to continue to vest in the New Hire and Annual Incentive Awards according to the applicable vesting schedule as set forth herein and in the applicable award agreement. For the avoidance of doubt, nothing in this section or in this letter agreement prevents the Company from taking measures in its discretion to absorb or re-assign your duties to others during any period of medical leave.

“Good Reason” shall be deemed to occur if any of the following occurs without your written consent: (i) a material reduction in your authority or operating responsibilities which shall be deemed to occur, for clarity, in addition to other situations, if at any time, (x) including either before or following a Change of Control, your title is not Chief Executive Officer of the Company or, in the event of a Change of Control, of the combined company and any ultimate parent entity, or (y) you no longer report to the full Board or, in the event of a Change of Control, the full board of directors of the combined company and any ultimate parent entity; (ii) a failure to pay, or a material reduction in, your base salary, other than a reduction as a result of an across-the-board reduction in base salaries for all management-level employees of the Company by an average percentage not less than the percentage reduction of your base salary; (iii) relocation of your principal place of employment to a facility or location that increases your one-way commute by more than 50 miles as compared to your then-current principal place of employment prior to such relocation; provided that your relocation back to the Company office from remote work will not be considered a relocation of your principal place of employment with the Company for purposes of this definition; or (iv) a material breach by the Company of this letter agreement. In addition, in each case (i) through (iv) described above, in order for your resignation to be deemed to have been for Good Reason, you must first give the Company written notice of the action or omission giving rise to “Good Reason” within 30 calendar days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within 30 calendar days after receipt of such notice (the “Cure Period”), and your resignation must be effective not later than 30 calendar days after the expiration of such Cure Period.

“Involuntary Termination” means your employment with the Company terminates either (i) by the Company without Cause or (ii) by you for Good Reason, and in any case (x) other than as a result of your death or Disability and (y) that constitutes a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder.

“IPO” means the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, for an initial public offering of the Company’s common stock, including a direct listing.

8. Tax Provisions. Section 409A. All payments and benefits under this offer letter will be subject to applicable withholding for federal, state, foreign, provincial and local taxes. All benefits provided hereunder are intended to satisfy the requirements for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other guidance thereunder and any state law of similar effect (“Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the benefits provided under this offer letter are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

It is intended that (i) each installment of any benefits payable under this offer letter be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if the Company determines that any severance benefits payable under this offer letter constitute “deferred compensation” under Section 409A and you are a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such severance benefit payments shall be delayed until the earlier of (1) the date that is six months and one day after your “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder (“Separation from Service”) and (2) the date of your death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay you a lump sum amount equal to the sum of the severance benefit payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

In no event shall payment of any severance benefits under this offer letter be made prior to your Separation from Service or prior to the effective date of the Release. If the Company determines that any severance payments or benefits provided under this offer letter constitute “deferred compensation” under Section 409A, and your Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which your Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective, solely for purposes of the timing of payment of severance benefits under this offer letter, any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any severance payments or benefits provided under this offer letter constitute “deferred compensation” under Section 409A, then except to the extent that severance payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an your Release, the Company shall (1) pay you a lump sum amount equal to the sum of the severance benefit payments that you would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the severance benefits in accordance with the applicable payment schedule.

For the avoidance of doubt, to the extent that any reimbursements payable to you by the Company are subject to the provisions of Section 409A: (a) to be eligible to obtain reimbursement for such expenses you must submit expense reports within 45 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this offer letter will not be subject to liquidation or exchange for another benefit.

Section 280G. If any payment or benefit you will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other guidance thereunder (“Section 280G”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Notwithstanding any provisions in this Section above to the contrary, if prior to application of the Reduction Method, to the extent (x) permissible under Section 280G and (y) you execute a written waiver (in form and substance that comply with the requirements of Section 280G) pursuant to which you agree to waive any and all right or entitlement to receive or retain any Payment or portion thereof that, if made, would result in the imposition of the Excise Tax (the “Waived Payments”), the Company shall use reasonable best efforts to solicit a vote of all eligible shareholders of the Company for approval of the Waived Payments such that, if the shareholders of the Company approve the Waived Payments in accordance with the requirements of Section 280G, the Waived Payments will not be subject to the Excise Tax and will be made without application of the Reduction Method.

9. At-Will Employment. Your employment with the Company is at-will. Accordingly, you may terminate your employment with the Company at any time, and the Company may terminate your employment at any time, with or without Cause or advance notice.

10. No Prior Conflicts and Duty of Loyalty. By accepting this offer, you confirm that you are able to accept this job and carry out your duties without breaching any legal restrictions imposed by a current or former employer or other third party to whom you have contractual obligations. You further represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. You also agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with the performance of your duties hereunder or present a conflict of interest with the Company. The Company acknowledges and agrees that, without violating this obligation, you may (x) invest in private equity, venture capital or other co-mingled investment funds; provided, that such investments are passive in nature and that you do not take an active part in the management of any such investments; and (y) acquire up to two percent (2%) of any class of securities of any company where such securities are publicly traded on a national securities exchange or in the over-the-counter market so long as you hold such securities as a passive investment and do not take an active part in the management or direction of such company. Notwithstanding the foregoing, you may (1) serve on corporate, civic or charitable boards or committees with the prior written approval of the Board (or authorized committee thereof), (2) continue to provide advisory services to the entities as may be approved in writing by the Board, and (3) deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance consent of the Board, provided that such activities do not compete or conflict with Company business.

11. Instacart’s Policies and PIIA. As a Company employee, you are expected to abide by Company policies and procedures. You will specifically be required to acknowledge in writing that you have reviewed and will abide by Instacart’s Employee Handbook. As a condition of employment, you have previously signed, and you hereby acknowledge and agree to comply with that certain Proprietary Information and Inventions Agreement, dated July 14, 2021, by and between you and the Company (the “PIIA”), which requires, among other things, the assignment of your rights to any intellectual property made during your employment at the Company and the nondisclosure of proprietary information.

The Company and you have entered into an indemnification agreement in order to provide for coverage in your capacity as Chief Executive Officer of the Company. In addition, you will be covered by the Company’s Directors and Officers liability insurance policy(ies), as may be implemented or adopted from time to time, subject to the terms and conditions of such policy(ies).

12. HSR Filings. In the event that any filings under the Hart-Scott-Rodino Act (“HSR Act”) are required as a result of the vesting and settlement of the equity awards granted to you by the Company pursuant to this Offer Letter or pursuant to the New Hire Award (the “CEO Equity Awards”), the Company will prepare (and pay reasonable attorney’s fees incurred in such preparation) such HSR Act filings and will pay the filing fee under the HSR Act. Any such fees paid by the Company shall be taxable compensation to you to the extent required by applicable tax laws and you will be responsible for paying any taxes and tax withholding amounts on such taxable income. The benefits in this Section 12 shall cease upon your cessation of employment as Chief Executive Officer of the Company for any reason (after giving effect to any HSR Act filings required as a result of the vesting and settlement of the CEO Equity Awards that occur due to such cessation of employment or the occurrence of a Change of Control or an IPO following the date of such cessation of employment).

13. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of California without reference to its principles of conflicts of law.

14. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. or its successor (“JAMS”) in San Francisco, California, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law, including fees to the prevailing party. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

15. Successors and Assigns. This letter agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives.

16. Miscellaneous. This letter agreement, together with your PIIA and Annual Incentive Award grant award agreements (“Equity Award Agreements”), form the complete and exclusive agreement regarding the subject matter hereof. They supersede any other representations, promises, or agreements, whether written or oral, including, without limitation, that certain Offer Letter, dated as of July 3, 2021, and as amended and restated as of August 15, 2022, by and between the Company and you, provided that the terms of this letter supersede any provision of the Equity Award Agreements that conflicts with this letter agreement. Modifications or amendments to this letter agreement, other than those changes expressly reserved to the Company’s discretion herein, must be made in a written agreement signed by you and an authorized officer of the Company or member of the Board.

If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement may be executed in counterparts, which shall be deemed to be part of the original, and facsimile and electronic signatures shall be equivalent to original signatures.

Please sign and date this letter agreement in the space provided below and return it to me. A duplicate original is enclosed for your records.

Very truly yours,

Maplebear Inc.

By:	/s/ Nick Giovanni
Name:	Nick Giovanni
Title:	Chief Financial Officer

I have read and accept the terms set forth in this letter agreement.

/s/ Fidji Simo	12/15/2022

Fidji Simo	Date

Exhibit A

Release Agreement

Fidji Simo (“Ms. Simo”) understands that her position with Maplebear Inc. (the “Company”) terminated effective ___________, _____ (the “Separation Date”). Pursuant to the terms of the offer letter agreement entered into as of December 7, 2022 between Ms. Simo and the Company (the “Agreement”), if Ms. Simo signs and does not revoke this Release Agreement (“Release”), the Company will provide to Ms. Simo certain benefits (minus standard withholdings and deductions, if applicable) pursuant to the terms of the Agreement and any agreements incorporated therein by reference. Ms. Simo understands that she is not entitled to such severance benefits unless she signs this Release and allows it to become effective. Ms. Simo understands that, regardless of whether she signs this Release, the Company will pay her all of her accrued wages and benefits through the Separation Date, to which she is entitled by law.

In consideration for the severance benefits Ms. Simo is receiving under the Agreement, she hereby releases the Company and its officers, directors, agents, attorneys, employees, stockholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date Ms. Simo signs this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to Ms. Simo’s employment or the termination of her employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, Ms. Simo is not releasing (i) any right of indemnification she may have under contract or law, including to indemnification for attorneys’ fees, costs, and/or expenses pursuant to applicable statutes, Certificates of Incorporation and By-laws of the Company, its affiliates or subsidiaries, any indemnification agreement the Company has entered into with Ms. Simo and any insurance policy that provides coverage for Company officers and directors, for any liabilities arising from her actions within the course and scope of her employment with the Company; (ii) any right to any accrued and vested pension benefits, stock options, restricted shares or other benefits under any employee plan in which Ms. Simo was a participant prior to termination, including specifically, long term disability benefits as set forth in any applicable Company long term disability plan; (iii) any rights which cannot be waived as a matter of law including rights under COBRA, to workers compensation benefits and unemployment insurance; and (iv) any rights she has to severance and equity acceleration under the Agreement.

In releasing claims unknown to Ms. Simo at present, Ms. Simo is waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

If Ms. Simo is forty (40) years of age or older as of the Separation Date, she acknowledges that she is knowingly and voluntarily waiving and releasing any rights she may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). She also acknowledges that the consideration given for the waiver in the above paragraph is in addition to anything of value to which she was already entitled. Ms. Simo has been advised by this writing, as required by the ADEA that: (a) her waiver and release do not apply to any claims that may arise after she signs this Release; (b) she should consult with an attorney prior to executing this Release; (c) she has twenty-one (21) days within which to consider this Release (although she may choose to voluntarily execute this Release earlier); (d) she has seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed by Ms. Simo (“Effective Date”).

In addition, Ms. Simo understands that nothing in this Release limits her ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Ms. Simo further understands this Release does not limit her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit Ms. Simo’s right to receive an award for information provided to the Securities and Exchange Commission, Ms. Simo understands and agrees that, to maximum extent permitted by law, she is otherwise waiving any and all rights she may have to individual relief based on any claims that she has released and any rights she has waived by signing this Release.

Dated:

Signature:

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